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                                                                   EXHIBIT 3.1.1

                          CERTIFICATE OF DESIGNATION

                                      OF

                     SERIES B CONVERTIBLE PREFERRED STOCK

                                      OF

                                JFAX.COM, INC.



     JFAX.COM, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board of Directors") by unanimous written consent dated January __, 2000, adopted the following resolution, which resolution remains in full force and effect on the date hereof:

     RESOLVED, that there is hereby established a series of the Corporation's authorized preferred stock, par value $.01 per share, which shall have the following designation and voting powers, preferences and relative, participating, optiona1 and other special rights, and qualifications, limitations and restrictions thereof, as follows:

          (1) Designation and Amount.  The designation of the series of
              ----------------------
preferred stock shall be "Series B Convertible Preferred Stock," par value $.01 per share (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall be limited to 205 shares. The Series B Preferred Stock shall have a stated value of $1.00 per share (the "Stated Value").

          (2) Dividends, Etc.   (a) Participating Dividends. The holders of the
              --------------        -----------------------
Series B Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available therefor, non-cumulative participating dividends in an amount, for each share of the Series B Preferred Stock, equal to the product of (x) the amount of any dividend or distribution payable on one share of the common stock of the Corporation (the "Common Stock"), and (y) the then applicable Conversion Rate (as defined herein) expressed as a number of shares of the Common Stock, and no more. The foregoing shall apply to any dividend or distribution on the Common Stock which is payable in cash, stock or other property, except that the foregoing shall not apply to any dividend or distribution which results in an adjustment of the Conversion Rate pursuant to paragraph 5(c) below.

              (b) Limitation on Dividends on Common Stock.  For so long as any
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Series B Preferred Stock remains outstanding, the Corporation shall not declare or pay any dividend or make any distribution on the Common Stock, if such dividend or distribution would give rise to an entitlement to a participating dividend on the Series B Preferred Stock, unless the Board of Directors shall declare and the Corporation shall pay the dividend on the Series B Preferred Stock called for by paragraph (a) above.

          (3) Ranking.  To the extent provided herein, the Series B Preferred
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Stock is granted a preference and priority in the payment of dividends and in the distribution of assets on any liquidation,
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dissolution or winding up of the Corporation, over the Common Stock, but the
Series B Preferred Stock is not given any such preference or priority over any other series of the preferred stock of the Corporation, and is not given any preference or priority over any other stock of the Corporation of any other class or series. The Series B Preferred Stock will be junior in priority of payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, with respect to any other series of the preferred stock of the Corporation, unless it is otherwise expressly provided in the certificate of designation creating such series.

          (4) Liquidation Preference Upon Liquidation, Dissolution or Winding
              ---------------------------------------------------------------
Up. In the event of any liquidation, dissolution or winding up of the Corporation (any and all such events, a "liquidation"), whether voluntary or involuntary, the holders of shares of Series B Preferred Stock then outstanding shall be entitled, after payment of all liabilities and all liquidation preference amounts on other capital stock of the Corporation ranking prior to the Series B Preferred Stock, but before any distribution or payment is made upon the Common Stock, to be paid for each share of Series B Preferred Stock an amount equal to the greater of (1) the Stated Value of such share of the Series
B Preferred Stock and accrued but unpaid dividends thereon and (2) an amount equal to the product of (x) the amount of the liquidating distribution available to be paid on one share of the Common Stock and (y) the then applicable Conversion Rate, expressed as the number of shares of the Common Stock; provided, however, such amount shall not be in excess of the amount
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actually paid to the Corporation for such share of the Series B Preferred Stock.
Except as provided in this paragraph, the holders of Series B Preferred Stock shall not be entitled to any other distribution in respect of shares of Series B Preferred Stock in the event of liquidation of the Corporation.

          (5) Conversion Rights.    Each holder of shares of Series B Preferred
              -----------------
Stock shall have the right, at such holder's option, to convert such shares into shares of Common Stock at any time prior to the Expiration Date subject to the following terms and conditions:

              (a) Shares Fully Paid.  Each share of  the Series B Preferred
                  -----------------
Stock shall be convertible only after such share is fully paid and released from escrow as referred to in paragraph (7) below.

              (b) Expiration Date.  The conversion right applicable to the
                  ---------------
Series B Preferred Stock shall expire, unless previously exercised by the holder, on January 31, 2006 (the "Expiration Date").

              (c) Conversion Rate.  Each share of Series B Preferred Stock
                  ---------------
shall be convertible at the principal office of the Corporation into 10,000 fully paid and non-assessable shares of Common Stock (the "Conversion Rate"). In case the Corporation shall pay a dividend on the Common Stock payable in shares of the Common Stock, or in case the Corporation shall effect a stock split of or a stock combination of the Common Stock, the Conversion Rate shall be proportionately adjusted so as to preserve the relative proportionate interest in the capital stock of the Corporation represented by the Series B Preferred Stock on an "as converted" basis. No other adjustments shall be made to the Conversion Rate.

              (d) Surrender of Certificates.  In order to convert shares of
                  -------------------------
Series B Preferred Stock into Common Stock the holder must surrender at the office of the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned to the Corporation or in blank, and must give written notice to the Corporation at such office that such holder elects to convert such shares. No payment or adjustment shall be made upon any conversion on account of any unpaid
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dividends on the shares of Series B Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion. Shares of Series B Preferred Stock shall be deemed to have been converted immediately before the close of business on the day of surrender of the certificates for such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

              (e) Reservation of Shares.  The Corporation shall at all times
                  ---------------------
reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, for the purpose of issuance upon conversion of shares of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon conversion of all shares of Series B Preferred Stock outstanding.

              (f) Transfer Taxes on Conversion.  Any tax in respect of any
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transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered shall be payable by the converting holder, and no such issuance or delivery in a name other than that in which the shares of Series B Preferred Stock were registered shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

          (6) Voting Rights.  The holders of Series B Preferred Stock shall have
              -------------
no voting rights except as provided in the Delaware General Corporation Law.

          (7) Partly Paid Shares.  It is intended that each share of the Series
              ------------------
B Preferred Stock shall be issued initially as a partly paid share and until fully paid such share (x) shall not be convertible and (y) shall be subject to the limitations of Section 156 of the Delaware General Corporation Law and other applicable limitations. The Corporation may issue the shares of Series B Preferred Stock upon original issuance to officers of the Corporation in the respective amounts set forth in their respective Employment Agreements with the Corporation. The shares of Series B Preferred Stock shall be fully paid and become convertible only when: (A) the respective Promissory Notes, issued by such officers to the Corporation as payment for the shares of Series B Preferred Stock, shall have been paid at least to the extent permitting the delivery out of escrow, as referred to in clause (C), of the shares of Series B Preferred Stock that are being fully paid; (B) the Repurchase Right of the Corporation with respect to the Series B Preferred Stock as provided in the respective Employment Agreements of such officers shall have expired, at least to the extent permitting the delivery out of escrow, as referred to in clause (C), of the shares of Series B Preferred Stock that have been fully paid and are becoming convertible; and (C) such shares of Series B Preferred Stock shall have been released from Escrow pursuant to the terms of the Escrow Agreement or Agreements for such shares, among the Corporation, such officers and the
applicable  Escrow Agent.   When the foregoing steps (A) through (C) have been
completed with respect to all the shares of Series B Preferred Stock, this paragraph (7) shall cease to be applicable to the Series B Preferred Stock.
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be signed by its Vice President and its Secretary on January 24, 2000.

                            JFAX.COM, INC.


                                             By: /s/ Nehemia Zucker
                                                 -----------------------------
                                                 Nehemia Zucker
                                                 Vice President
ATTEST:

By: /s/ Nicholas V. Morosoff
    -----------------------------
   Nicholas V. Morosoff
   Secretary